Free Writing Prospectus to Preliminary Terms No. 6,391

Registration Statement Nos. 333-250103; 333-250103-01

Dated September 22, 2022; Filed pursuant to Rule 433

Morgan Stanley

3-Year UAL Contingent Income Auto-Callable Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary terms referenced below, product supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying stock:	United Airline Holdings, Inc. common stock (“UAL”)
Stated principal amount:	$10 per security
Issue price:	$10 per security
Pricing date:	September 30, 2022
Original issue date:	October 5, 2022 (3 business days after the pricing date)
Maturity date:	October 3, 2025
Early redemption:

If, on any of the first eleven determination dates, the determination closing price of the underlying stock is greater than or equal to the initial share price, the securities will be automatically redeemed for an early redemption payment on the third business day following the related determination date. No further payments will be made on the securities once they have been redeemed.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the related determination date.
Determination closing price:	The closing price of the underlying stock on any determination date other than the final determination date times the adjustment factor on such determination date.
Contingent quarterly coupon:

●If, on any determination date, the determination closing price or the final share price, as applicable, is greater than or equal to the downside threshold price, we will pay a contingent quarterly coupon at an annual rate of 17.35% (corresponding to approximately $0.43375 per quarter per security) on the related contingent payment date.

●If, on any determination date, the determination closing price or the final share price, as applicable, is less than the downside threshold price, no contingent quarterly coupon will be paid with respect to that determination date.

Determination dates:

Quarterly, beginning on December 30, 2022, as set forth under “Determination Dates, Contingent Payment Dates and Early Redemption Dates” below, subject to postponement for non-trading days and certain market disruption events. We also refer to September 30, 2025 as the final determination date.

Contingent payment dates:

With respect to each determination date other than the final determination date, the third business day after the related determination date, as set forth under “Determination Dates, Contingent Payment Dates and Early Redemption Dates” below. The payment of the contingent quarterly coupon, if any, with respect to the final determination date will be made on the maturity date.

Payment at maturity[1]:	●If the final share price is greater than or equal to the downside threshold price:	(i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the final determination date
	●If the final share price is less than the downside threshold price:	(i) the stated principal amount multiplied by (ii) the share performance factor
Share performance factor:	Final share price divided by the initial share price
Adjustment factor:	1.0, subject to adjustment in the event of certain corporate events affecting the underlying stock

Downside threshold price:	50% of the initial share price
Initial share price:	The closing price of the underlying stock on the pricing date
Final share price:	The closing price of the underlying stock on the final determination date times the adjustment factor on such date
CUSIP / ISIN:	61774E600 / US61774E6005
Preliminary terms:	https://www.sec.gov/Archives/edgar/data/895421/000183988222021123/ms6391_fwp-10677.htm

Determination Dates	Contingent Payment Dates / Redemption Dates
December 30, 2022	January 5, 2023
March 30, 2023	April 4, 2023
June 30, 2023	July 6, 2023
October 2, 2023	October 5, 2023
January 2, 2024	January 5, 2024
April 1, 2024	April 4, 2024
July 1, 2024	July 5, 2024
September 30, 2024	October 3, 2024
December 30, 2024	January 3, 2025
March 31, 2025	April 3, 2025
June 30, 2025	July 3, 2025
September 30, 2025 (final observation date)	October 3, 2025 (maturity date)

Hypothetical Payout at Maturity[1] (if the securities have not previously been redeemed)
Change in Underlying	Payment at Maturity (excluding any coupon payable at maturity)
+40%	$10.00
+30%	$10.00
+20%	$10.00
+10%	$10.00
0%	$10.00
-10%	$10.00
-20%	$10.00
-30%	$10.00
-40%	$10.00
-50%	$10.00
-51%	$4.90
-60%	$4.00
-70%	$3.00
-80%	$2.00
-90%	$1.00
-100%	$0
[1]All payments are subject to our credit risk

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Stock

For more information about the underlying stock, including historical performance information, see the accompanying preliminary terms.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities do not guarantee the return of any principal.

●You will not receive any contingent quarterly coupon for any quarterly period where the determination closing price is less than the downside threshold price.

●The contingent quarterly coupon, if any, is based solely on the determination closing price or the final share price, as applicable.

●Investors will not participate in any appreciation in the price of the underlying stock.

●The automatic early redemption feature may limit the term of your investment to approximately three months. If the securities are redeemed early, you may not be able to reinvest at comparable terms or returns.

●The market price will be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●Investing in the securities is not equivalent to investing in the common stock of United Airlines Holdings, Inc.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the securities is approximately $9.727 per security, or within $0.45 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlying Stock

●No affiliation with United Airlines Holdings, Inc.

●We may engage in business with or involving United Airlines Holdings, Inc. without regard to your interests.

●Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.

●The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stock.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary terms under the caption “Additional Information About the Securities–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.